UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 4, 2006

Satellite Security Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-28739	91-1903590
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6779 Mesa Ridge Road, Suite 100

San Diego, California 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(877) 437-4199

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02	TERMINATION OF MATERIAL DEFINITIVE AGREEMENT

On December 4, 2006 John L. Phillips resigned as Chief Executive Officer and as a member of our board of directors. Mr. Phillips served as our Chief Executive Officer under the terms of an Employment Agreement dated May 19, 2006 (the “Employment Agreement”). The resignation effected a termination of the Employment Agreement.

Effective December 1, 2006, Mr. Phillips was suspended him from his duties as Chief Executive Officer with pay pending a board meeting to review his performance. On December 4, 2006, Mr. Phillips tendered his resignation as Chief Executive Officer and as a director of the Company.

Mr. Phillips contends that his resignation is for “Good Reason” as defined in his Employment Agreement and that, accordingly, he is entitled to certain severance benefits. Under the terms of the Employment Agreement, Mr. Phillips’ severance benefits would include payment over a period of one year of (i) an amount equal to 200% of his base salary at the time of termination, plus (ii) an amount equal to the premiums on the COBRA insurance coverage. At the time of termination, Mr. Phillips base salary under the Employment Agreement was $225,000 per annum. We dispute Mr. Phillips’ assertion that he had “Good Reason” to resign and we dispute his right to claim severance benefits under the Employment Agreement.

ITEM 2.04	TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF BALANCE SHEET ARRANGEMENT

On July 13, 2006, we entered into a financing transaction in which we issued an aggregate of $3.3 million of secured, convertible promissory notes (the “Notes”), 21,607,465 Series A Warrants and 18,006,221 Series B Warrants to certain unrelated accredited investors, as more particularly described in our Current Report on Form 8-K filed on July 18, 2006 and the exhibits thereto (the Secured Note Financing”). Mr. Phillips’ resignation is a triggering event that may cause an event of default under the terms of the Notes.

Section 7.2 of the Notes provides that if a “Change in Control” occurs and continues for a period of more than ten business days, then the holders of the Notes will have the right to demand mandatory redemption of their Notes at an amount equal to 120% of the outstanding principal of the Note, together with accrued but unpaid interest. A change in control is defined to include “the Chief Executive Officer of the Company as of the Closing Date no longer serv[ing] as Chief Executive Officer of the Company.” The mandatory redemption payment is required to be made within ten (10) business days after a Note holder’s demand. We do not have sufficient cash reserves to pay the mandatory redemption payment under the Notes if demanded. We do not have any arrangements or agreements in place that would provide sufficient capital to us to make the mandatory redemption payments.

Failure to make a mandatory redemption payment would result in a breach of the Notes, and would give the holders the right to accelerate all amounts due under the Notes. Under the Notes we are also compelled to reimburse holders for their attorneys’ fees and costs of collection. Our obligations under the Notes, including the repayment obligation, are secured by a lien on substantially all of our assets.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

As described in Item 1.02 above, the details of which are incorporated herein, effective December 4, 2006, Mr. Phillips tendered his resignation as our Chief Executive Officer and as a director.

At a meeting which took place on December 7, 2006, our board of directors appointed Zirk Engelbrecht as Chief Executive Officer on an interim basis. Mr. Engelbrecht currently serves as Chairman of the Board of Directors. There are no compensation arrangements or employment agreements between us and Mr. Engelbrecht at this time.

ITEM 8.01	OTHER INFORMATION

In our Quarterly Report on Form 10-QSB for the period ended September 30, 2006, filed on November 16, 2006, we stated the following:

“We anticipate that the proceeds from the Secured Note Financing transaction, together with cash flows from operations will be sufficient to meet our anticipated expenditures into calendar year 2007. However, if we fail to reach our operating goals, or if we incur unanticipated expenses, we may require additional capital to support our continued operations. We would plan to raise any additional capital from the sale of debt or equity securities. There are no commitments or arrangements for other offerings in place. Furthermore, the terms and conditions of the Secured Note Financing transaction place substantial restrictions on our ability to raise additional capital. There is no assurance that we will be able to raise additional funds, and if we are unsuccessful, we will be forced to curtail operations or possibly be forced to evaluate a sale or liquidation of the Company’s assets. Even if we are successful in raising additional funds, there is no assurance regarding the terms of any additional investment. Any future financing may involve substantial dilution to existing shareholders. “

At this time, cash flows from operations have not met our goals and we anticipate that our existing cash reserves will be sufficient to fund our operations only into the first quarter of 2007. We have taken steps to reduce our ongoing operating expenses, including the reduction of non-essential payments and reducing our personnel to approximately 17 full time equivalents. We will continue to evaluate additional reductions in operating expenses. We are also evaluating options for raising additional capital through the sale of debt or equity financing. However, there are no commitments or arrangements for other offerings in place at this time. In addition, we are evaluating all alternatives at this time, including investigation of potential strategic transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SATELLITE SECURITY CORPORATION

December 8, 2006	By:	/s/ Zirk Engelbrecht
		Name:	Zirk Engelbrecht
		Title:	Chief Executive Officer